EXHIBIT 23.4



                          CONSENT OF INDEPENDENT ACCOUNTANTS




          We consent to the incorporation by reference of our report on the consolidated balance sheets of Celutel, Inc. and Subsidiaries as of April 30, 1993 and 1992, and the consolidated statements of operations, changes in shareholders' deficit and cash flows for the years ended April 30, 1993, 1993 and 1991 into the registration statement on Form S-4, Registration No. 33-48956, for the Century Telephone Enterprises, Inc. Acquisition "Shelf" Registration Statement, which encompasses the Prospectus included in the previously filed Acquisition Shelf Registration No. 33-39196. We also consent to the reference to our firm under the caption "Experts."


                                        COOPERS & LYBRAND


          Washington, D.C.
          January 12, 1994